Exhibit 99.1

450 Lexington Avenue | New York, NY 10170 | 800.468.7562

FOR IMMEDIATE RELEASE

CONTACT:

Stacy Slater

Senior Vice President, Investor Relations

800.468.7526

stacy.slater@brixmor.com

BRIXMOR PROPERTY GROUP TO WEBCAST 2017 INVESTOR DAY PRESENTATION

NEW YORK, November 27, 2017 - Brixmor Property Group Inc. (NYSE: BRX) invites you to listen to a live webcast of its 2017 Investor Day Presentation on Tuesday, December 5, 2017 from 8:30 AM ET to approximately 12:00 PM ET. The webcast information is as follows:

Event: Brixmor Property Group Investor Day 2017

When: 8:30 AM ET, Tuesday, December 5, 2017

Live Webcast: Brixmor Property Group 2017 Investor Day under the Investors tab at www.brixmor.com. For the corresponding presentations and additional information, please visit our Investor Day webpage.

A replay of the webcast will be available on the Brixmor website at www.brixmor.com until midnight ET on Wednesday, December 5, 2018.

Connect With Brixmor

For additional information, please visit www.brixmor.com

Follow Brixmor on Twitter at www.twitter.com/Brixmor

Find Brixmor on LinkedIn at www.linkedin.com/company/brixmor

About Brixmor Property Group

Brixmor Property Group (NYSE: BRX), a real estate investment trust (REIT), is a leading owner and operator of high-quality, open-air shopping centers. The Company’s approximately 500 retail centers comprise 84 million square feet in established trade areas across the nation and are supported by a diverse mix of highly productive non-discretionary and value-oriented retailers, as well as consumer-oriented service providers. Brixmor is committed to maximizing the value of its portfolio by prioritizing investments, cultivating relationships and capitalizing on embedded growth opportunities through driving rents, increasing occupancy and pursuing value-enhancing reinvestment opportunities. Headquartered in New York City, Brixmor is a partner to more than 5,500 best-in-class national, regional and local tenants and is the largest landlord to The TJX Companies and The Kroger Company.

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